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                                                                   EXHIBIT 10.51

                               SUBLEASE AGREEMENT

        SUBLEASE AGREEMENT dated as of November 4, 1998, between One Twelve Interactive Inc., a division of Global Language Solution Inc. (the "Sublessor"), and STAN LEE ENTERTAINMENT, INC., a Delaware corporation (the "Sublessee").

               WHEREAS, the Sublessor is the tenant under that certain Office Lease dated as of April 13, 1998, with DOUGLAS EMMET REALTY FUND, a California Limited Partnership, as "Landlord", relating to the office space located at 15821 Ventura Boulevard, Suite 675, California, 91436 (the "Premises"); and

               WHEREAS, the Sublessor and the Sublessee desire to enter into this Agreement for the sublease of the Premises subject, in each case, to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

I. SUBLEASE OF PREMISES

               SECTION 1.01. Sublease of Premises. The Sublessor hereby subleases to the Sublessee, and the Sublessee hereby hires from the Sublessor, the Premises with all furniture and equipment found there, and the Premises is being accepted without any representation and warranty, subject further to the terms and conditions of this Agreement.

               SECTION 1.02. Master Lease. The Sublessee shall familiarize itself with an the terms and provisions of the Master Lease, a copy of which has been provided to the Sublessee. The Sublessee (i) shall not do anything on or about the Premises which could constitute a breach of the Master Lease, and (ii) shall enjoy and perform, with respect to the Premises, an the rights and obligations enjoyed and imposed upon the Sublessor pursuant to the terms of the Master Lease. The provisions of the Master Lease are incorporated herein by this reference as if set forth at length herein. In the event of any conflict between this Agreement and the Master Lease, this Agreement shall control.

II. TERM OF SUBLEASE; TERMINATION

               SECTION 2.01. Term. The term of this Agreement shall commence on November 1, 1999, and shall be co-extensive with the term of the Master Lease, which the parties agree shall expire on April 30, 2002.

               SECTION 2.02. Effect of Expiration of Term and/or Earlier Termination. Expiration of the term of the Master Lease and/or earlier termination of this Agreement shall not release or discharge either party hereto from any obligation, debt or liability which may have previously accrued and remains to be performed on such date.


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III. RENT

               SECTION 3.01. Fixed Rent. As of the commencement of this Agreement, Sublessee shall pay to Sublessor as fixed rent for the Premises and all furniture and equipment found therein a monthly rental of SEVEN THOUSAND FIVE HUNDRED Dollars ($7,500.00), payable on the first day of each month during the term of this Agreement. Sublessor acknowledges that all Guaranteed Minimum Monthly Rental (as such term is defined in the Master Lease) in excess of the $7,500.00 fixed rent payable by this Section shall remain the sole obligation of Sublessor.

               SECTION 3.02. Additional Rent; Net Sublease. In addition to the payment of fixed rent as described in Section 3.01 hereof, Sublessee shall pay to Sublessor One Hundred percent (100%) of all other costs, expenses and obligations of every kind whatsoever relating to the Premises imposed upon Sublessor under the Master Lease which may arise or become due during the term of this Agreement (which amounts shall be included within the term "additional rent"), subject to any other provisions of this Agreement which expressly provide for adjustment or abatement of rent or other charges.

               This Agreement is and shall be deemed and construed to be an absolutely net sublease and the additional rent specified herein shall be net to the Sublessor in each month during the term of this Agreement, and shall be payable by Sublessee to Sublessor monthly at the time and in the manner that fixed rent described in Section 3.01 hereof is paid.

               SECTION 3.03 Security Deposit Sublessee shall deposit a total of $12,500 with Sublessor as security for the faithful compliance with the obligations hereunder. In the event of any additions to this lease requiring additional security to be held by Landlord, then Sublessee shall make all such additional security payments as may be required.

               SECTION 3.04. Late Charges. If payment of any sums required to be paid or deposited by Sublessee to Sublessor under this Agreement, and payments made by Sublessor under any provision hereof for which Sublessor is entitled to reimbursement by Sublessee, shall become overdue for a period of ten (10) days beyond the date on which they are due and payable as in this Agreement provided, to the extent permitted by applicable law, a late charge equal to six percent (6%) of the late payment shall be due thereon on demand, but not less than One Hundred Dollars ($100.00). Any unpaid amounts from Sublessee to Sublessor which remain due and unpaid for more than thirty (30) days of the due date thereof, including any and all late charges assessed thereon, shall bear interest at the rate per annum equal to the lesser of eighteen percent (18%) and the maximum amount allowable under applicable law. If non-payment of any late charges shall occur, Sublessor shall have, in addition to all other rights and remedies, all the rights and remedies provided for herein and by law and in the case of non-payment of rent, including but not limited to the imposition of additional late charges. No failure by Sublessor to insist upon the strict performance by Sublessee of Sublessee's obligations to pay late charges shall constitute a waiver by Sublessor of its rights to enforce the provisions of this Section in any instance thereafter occurring.


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               SECTION 3.04. Expenses. Sublessee shall use various accounts of
Sublessor relating to telephone, and related office services until it establishes its own accounts. Sublessee agrees to pay all expenses incurred using Sublessor's accounts upon presentation of a monthly statement by Sublessor.

               SECTION 3.05. Manner of Payment. All payments of fixed rent and any additional rent shall be made without prior demand and without offset, deduction or counterclaim, in lawful money of the United States of America. Such payments shall be made at the address designated by Sublessor from time to time.

IV. OBLIGATIONS OF SUBLESSEE

               The Sublessee hereby expressly assumes and agrees to perform insofar as the Premises are concerned all the obligations and covenants required by the Master Lease to be kept or performed by the Sublessor, as tenant, except that the obligation to pay rent to the Landlord under the Master Lease shall be considered partially performed by the Sublessee to the extent and in the amount that rent is paid to the Sublessor in accordance with this Agreement. The Sublessee shall pay the rent herein reserved, shall use the Premises for the purpose stated in the Master Lease, and shall surrender the Premises on expiration or earlier termination of the term hereof in as good condition as they are at commencement of the term hereof, reasonable wear and tear excepted.

V. OBLIGATIONS OF SUBLESSOR

               The Sublessor agrees to perform insofar as the Premises are concerned all the obligations and covenants required by the Master Lease to be kept or performed by the Sublessor including, without limitation, the obligation to pay rent to the Landlord. The Sublessor acknowledges that in the event of a default by the Sublessor under the Master Lease, the Sublessee shall be entitled to written notice from the Sublessor of such default and may cure such default by contacting directly the Landlord. In such event, any monetary obligations undertaken by the Sublessee to cure such default by the Sublessor shall be offset against any future rental and additional rental obligations of the Sublessee under this Agreement. In addition, the Sublessor agrees to use its best efforts and to take such further action as required or requested by the Sublessee to effectuate the sublease of the Master Lease to the Sublessee.

VI. NO ASSIGNMENT, SUBLETTING OR ENCUMBRANCE

               Sublessor, Sublessee, and/or each of its respective successors and assigns acknowledge and agree that it must obtain prior written consent of Landlord prior to any subsequent assignment, subletting, mortgage, pledge or encumbrance.


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VII. GENERAL PROVISIONS

               SECTION 7.01. Notices. All notices, requests, demands and other communications shall be in writing and deemed to have been duly given when delivered personally, by facsimile transmission upon receipt of a "clear" or "ok" transmission notice, or three days following deposit in the United States mail, first class, postage prepaid, duly addressed:

 If to Sublessee:            Stan Lee Media, Inc.
                             15821 Ventura Boulevard, Suite 675
                             Encino, CA 91436
                             Attention of Chief Operating Officer.
                             Fax: (818) 461-1760

 With a copy to:             Jeffrey D. Segal, Esq.
                             Jeffrey D. Segal, A Professional Corporation
                             10390 Santa Monica Blvd., 4th Floor
                             Los Angeles, CA 90025
                             Fax: (310) 788-3925

 If to Sublessor:            112 Interactive Inc.
                             16639 Ventura Blvd., Suite 369
                             Encino, CA 91436
                             Attention of Guillermo Frixione

Any party may, pursuant to written notice in compliance with this Section, alter or change the address or the identity of the person to whom any notice is to be sent.

               SECTION 7.02. Further Assurances. Each party hereby agrees to execute and deliver such instruments and documents as the other party may deem necessary or advisable to effectuate the contemplated transaction.

               SECTION 7.03. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall any party hereto be estopped from enforcing any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

               SECTION 7.04. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

               SECTION 7.05. Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties hereto in regard to the subject matter hereof, and may not be changed orally but only by a written document signed by the party against whom enforcement of waiver, change, modification, extension or discharge is sought.


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               SECIION 7.06. Headings. Headings contained in this Agreement are for convenient reference only; they are not a part of this Agreement and are not to affect in any way the substance or interpretation of this Agreement.

               SECTION 7.07. Survival of Provisions. In case any one or more of the provisions or any portion of any provision contained in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision or portion therefore shall be modified or deleted in such manner so as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws, and the validity, legality and enforceability of any such provision shall not in any way be affected or impaired thereby, such remaining provisions or portion of any such provision construed as severable and independent thereof.

               SECTION 7.08. Arbitration: Attorneys' Fees. Any dispute or conflict which arises between the parties hereto shall be submitted to the American Arbitration Association, before a single arbitrator, in accordance with its then current Commercial Rules in Los Angeles County, California, for arbitration and the parties shall be bound by the results of such arbitration in accordance with the California Code of Civil Procedure Section 1283.05. If either party brings an action for judicial review or enforcement of the arbitration proceedings, award or decision, the prevailing party in any such action, trial or appeal shall be entitled to its reasonable attorneys' fees to be paid by the nonprevailing party as fixed by the court.

               SECTION 7.09. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be considered a duplicate original, but all of which together shall constitute one and the same instrument. Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto which are delivered by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with original ink signatures of each person and entity; provided, however, that each party hereto that delivers such facsimile signatures to another party hereto, covenants and agrees that it shall deliver an executed original of the same to the party(ies) so receiving the previous facsimile signatures within five (5) days after delivery of such facsimile signatures.

               SECTION 7.10. Construction. In all matters of interpretation, whenever necessary to give effect to any provision of this Agreement, each gender shall include the others, the singular shall include the plural, and the plural shall include the singular.


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               IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement, all as of the date and year first above written.

               SUBLESSOR:                   112 Interactive Inc.

                                            By: /s/
                                                -------------------------------
                                                   Its: Chairman


               SUBLESSEE:              STAN LEE MEDIA, INC.


                                            By: /s/ STEPHEN M. GORDON
                                                -------------------------------
                                                   Its: Executive Vice President
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